Exhibit 10.37

[Avon Products, Inc. letterhead]

Lucien Alziari
Senior Vice President
Human Resources

November 18, 2005

Mr. Charles M. Herington

[home address]

Dear Charles:

We are pleased to offer you the position of Senior Vice President and President-Latin America, reporting to Susan Kropf.

You will be paid a base salary in bi-weekly installments at an annualized rate of $500,000 per year. Although this salary is quoted on an annual basis, it does not imply a specific period of employment. Your next salary review will be April 2007 based on our common salary review for all employees.

You will receive a $150,000 sign-on bonus. As discussed, we are anticipating that your current employer will pay your 2005 bonus in early 2006. In the event that this is not forthcoming, we will reimburse you up to a maximum of $465,000, which would include the $150,000 sign-on.

You will also be eligible for the Company’s Management Incentive Plan (“MIP”) with an annual “target” of 65% of earned base salary, and the opportunity for a maximum payout of 200% of target. Your annual MIP bonus will be largely determined by the degree of achievement of pre-established performance objectives for Global executives for the year in question. However, for 2006, you will have a minimum guaranteed award of 32.5% of earned base salary, to be paid in February 2007.

Charles Herington

November 18, 2005

It is our intent to recommend to the Compensation Committee of the Board that you be eligible to participate in the Long Term Incentive Plan (LTIP). We will recommend that the total 2006 LTIP award equal $800,000, which is a 160% target. The company cannot guarantee the format of this award since the Long-Term Incentive Plan is currently under review. However, it is expected that your equity mix will contain both stock options and restricted stock units (using an exchange ratio). We commit that your long-term compensation will continue to be at least comparable to that of similarly situated executives.

It is our intent to recommend to the Compensation Committee of the Board of Directors that you receive a grant of 7,500 restricted stock units soon after your start date.

We will also recommend that you be a participant in the 2005 - 2007 Performance Cash Plan with a 3-year target award of approximately $500,000 (pro-rated for the time in plan) that will be paid out at the end of the performance period, based on the achievement of the preset 3-year performance goals.

As a senior executive of Avon, you will need to adhere to stock ownership guidelines mandated by the Board of Directors, which encourage executive share ownership. You will be required to own Avon stock equal to two times base salary in five years from the date of hire. The ownership guidelines align executive interests with those of shareholders and are consistent with best practices among high-performing companies.

You will be eligible to participate in Avon’s Deferred Compensation Plan. We will forward the brochure and enrollment forms to you in due course.

You will be eligible to participate in all of the benefit programs in which similarly situated executives participate. Accordingly, you will be eligible for our flexible benefits programs and Avon’s Personal Savings Account (Avon’s 401(k) Plan) on your date of hire. Also, we will automatically open a Personal Retirement Account for you after you complete one year of service. This is a cash balance pension account designed to provide you with a source of retirement income if you should leave Avon at any

Charles Herington

November 18, 2005

time after becoming vested. (After you complete one year of service, your opening balance in this account will be calculated retroactive to your date of hire.) Under the SupplementaI Life Insurance Plan (SLIP), you are entitled to death benefit coverage of $500,000. These benefits begin on your first day of employment or as soon thereafter as possible, subject to Enrollment requirements. You will be eligible for four weeks of vacation, which is more than our policy based on years of service. If you leave Avon’s employment you will be paid any vacation earned until the termination date.

You will be eligible for a 3-year leased car with a $35,000 sticker price. Avon will cover insurance, maintenance and gasoline for this car, or an annual flexible allowance of $9,250 if you choose not to lease an automobile. You will also be entitled to reimbursement of annual tax preparation assistance and financial planning up to a maximum of $12,500 per year. You will be eligible for the home security system and personal automobile and excess liability insurance programs. In addition, you will eligible for an annual executive health examination.

In the event of involuntary termination (except for cause) we are guaranteeing a severance of wage continuation for 24 months at the base salary in effect at the time of termination in addition to the other payments and benefits described in the attached Executive Severance Summary.

Your employment at Avon is contingent upon your passing a satisfactory background investigation, reference checks, compliance with the Immigration Law, passing a drug screening test and satisfaction of routine pre-employment and post-employment contingencies. As you may be aware, Immigration Law requires that Avon verify the employment authorization status of all new employees. Therefore, on your first day you will be asked to provide documents, which establish your identity and employment eligibility. We will forward a list of acceptable documents for verification purposes in due course.

Avon maintains a drug free work environment and requires that all new hires pass a drug screen as a condition of employment. The drug test will be scheduled as appropriate after accepting this offer. The results of this test must be received prior to your date of employment; you should allow 3-4 business days for the results to be processed.

Charles Herington

November 18, 2005

We will forward to you additional new hire information, which you will need to complete and bring with you on your first day, which I hope will be in March, 2006. I very much look forward to your joining Avon and we are confident your career at Avon will be rewarding. If you have any questions, please feel free to call me at (212) 282-5132.

Sincerely,

/s/ Lucien Alziari

Enclosure.

Accepted and agreed to:

/s/ Charles Herington	Nov. 21, 2005
Name	Date

Avon Products, Inc.

Executive Severance Summary

Charles Herington

Compensation Programs

Severance	Wage continuation for 24 months at the base salary in effect at time of termination

MIP	Must be on active payroll August 1 to receive a pro-rated payment. Awards are not paid for time on salary continuation. (No payment in case of voluntary resignation.)

Stock Options (LTIP)	Stock options continue to vest during the salary continuation period. Have 90 days from final termination to exercise vested options.

Deferred Compensation

Payout commences January following termination / end of severance period.

Not eligible to defer base salary while on severance.

Not eligible to defer bonuses while on severance.

Excess 401(k) can be deferred while on severed status provided election is on file. Once payout commences, deferrals cease.

Benefit Programs

Pension / Cash Balance Retirement	Severance pay counts towards eligible earnings provided it is paid in installments.

401 (k) Contributions	Severance pay counts towards eligible earnings provided it is paid in installments.

Health & Welfare Benefits (Medical/Dental/Life)	Continue during salary continuation.

Disability (Short-Term & Long-Term)	Discontinued as of the last day of active employment. (Cannot participate in STD & LTD while on severance.)

Employee Assistance Program	Continue during salary continuation.

(Cont’d)

Executive Perquisite Programs

Company Car	Continue lease for 3 months after last day of active employment with option to purchase car. Employee responsible for all operating and maintenance expense for the 3 months.

Financial Planning	Financial planning and Tax Prep perquisite continued through the calendar year in which the Salary Continuation expires.

Supplemental Lift Insurance (SLIP)	Coverage terminates at the end of the salary continuation period.

Home Security	This benefit ceases at the end of the annual contract following your last day of active employment.

Personal Auto & Excess Liability Insurance	Policy will end on last day of active employment.

Executive Health Exam	Participation in program continues for 3 months after last day of active employment.

Additional Policy Considerations

Non-Compete Agreement	Including but not limited to: Amway, Sara Lee, Tupperware, Unilever, Cosmair, L’Oreal, Mary Kay, Estee Lauder, Revlon, Procter & Gamble, Benckiser, Gryphon, Alticor, Jafra, Limited Brand, Natura, O’Botacario, Oriflame, Herbalife, NuSkin or any affiliates of companies listed above.

Signed Release	Required of all severed associates. If release is not signed, associate is only entitled to 3 weeks severance.

Outplacement	6 months with 6 one-month extensions as needed.

Voicemail	Discontinue on last day of employment.

E-Mail	Discontinue on last day of employment.